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                                                  Exhibit 21






     HARMON INDUSTRIES INC.
     FILE #0-7916
     DECEMBER 31, 1996
     LISTING OF SUBSIDIARIES



                                 Names Under Which
Subsidiary Name                  Business is Conducted Jurisdiction
---------------                  ----------------------------------

Harmon Electronics, Inc.**       Same                  Missouri

Electro Pneumatic Corporation**  Same                  California

Consolidated Asset
Management Company, Inc.**       CAMCO                 Missouri

Cedrite Technologies, Inc.       Same                  Kansas

Harmon Railway Systems           Same                  Virgin Islands
International Corporation

Vaughan Harmon Systems Ltd.      Same                  Ware, England


**Effective 1/1/97 these companies were merged into Harmon Industries, Inc.

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